Exhibit 1.01

Proterra Inc
Conflict Minerals Report
For the Reporting Period January 1 to December 31, 2022

This Conflict Minerals Report (“Report”) of Proterra Inc (“Proterra”) has been prepared pursuant to Rule 13p-1 (the “Rule”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the reporting period January 1, 2022 to December 31, 2022 (the “Reporting Period”). The Rule requires disclosure of certain information when a company manufactures or contracts to manufacture products for which the minerals specified in the Rule are necessary to the functionality or production of those products. The specified minerals for purposes of the Rule are gold, columbite-tantalite (coltan), cassiterite and wolframite, including their derivatives, which are limited to tantalum, tin and tungsten (collectively, the “Conflict Minerals”).

For products that contain necessary Conflict Minerals, Proterra must conduct in good faith a reasonable country of origin inquiry (“RCOI”) designed to determine whether any of the necessary Conflict Minerals originated in the Democratic Republic of the Congo (“DRC”) or an adjoining country (collectively, the “Covered Countries”). The Covered Countries for the purposes of the Rule are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

Based on the RCOI, if Proterra has reason to believe its necessary Conflict Minerals may have originated in the Covered Countries and were not from recycled or scrap sources, Proterra must exercise due diligence on the source and chain of custody of its necessary Conflict Minerals, and file a Conflict Minerals Report to describe its due diligence efforts on the source and chain of custody of such necessary Conflict Minerals.
I.Product Overview and Conflict Minerals Analysis

Proterra is a leading developer and producer of commercial electric vehicle and battery technology with an integrated business model focused on providing end-to-end solutions that enable commercial vehicle electrification. Proterra manufactures its products in the States of California and South Carolina using materials and components supplied by various suppliers and other third parties (each a “Supplier,” and collectively “Suppliers”).

II.Reasonable Country of Origin Inquiry

Proterra conducted a RCOI of the Conflict Minerals necessary to the functionality or production of its Covered Products to assess whether these Conflict Minerals originated in the Covered Countries. Following the RCOI, based on certifications received from certain Suppliers, Proterra concluded in good faith that, during the Reporting Period, Proterra knows or has reason to believe that a portion of the necessary Conflict Minerals contained in the Covered Products originated or may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

III.Design of Due Diligence Measures

Proterra’s Conflict Minerals due diligence is based upon the five-step framework set forth in the Organization for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, third edition (the “OECD Guidance”), which is summarized as follows:

Step #1: Establish Strong Company Management Systems

(a) Proterra’s Supplier Code of Conduct and Proterra’s Partner’s Guide (the “Partner’s Guide”) contains Proterra’s Conflict Minerals Policy (the “Conflict Minerals Policy”) that sets forth (i) support for sourcing conflict-free materials in the Covered Countries in accordance with the OECD Guidance and the OECD Guidance’s model supply chain policy, and (ii) the expectations of Suppliers to support these compliance activities.

(b) The implementation of the RCOI, the conducting of due diligence on the source and chain of custody of necessary Conflict Minerals in the Covered Products, and the drafting of SEC filings required by the Rule are managed by a cross-functional Conflict Minerals working group that includes representatives from Proterra’s supply chain, trade compliance, and legal departments.

(c) Suppliers are provided with a copy of the Conflict Minerals Policy, and agree to Conflict Minerals compliance provisions that require (i) compliance with applicable law and the Partners Guide; (ii) the Supplier to perform a reasonable due diligence and risk assessment regarding Conflict Minerals incorporated into products, goods, and materials provided to Proterra; (iii) submission of the Supplier’s information through the Conflict Minerals Reporting Template (“CMRT”), a supply chain survey designed by Responsible Minerals Initiative (“RMI”) to identify the smelters and refiners that process the necessary Conflict Minerals contained in the Covered Products and the country of origin of those Conflict Minerals; and (iv) cooperation with Proterra to comply with the Rule.

(d) Under the Conflict Minerals Policy and related procedures, any known or reasonably suspected compliance violations regarding Conflict Minerals may be reported through Proterra’s compliance and ethics telephone hotline or website at http://proterra.ethicspoint.com. Proterra will review and handle reported issues and incidents in a manner consistent with the Conflict Minerals Policy and the law.

Step #2: Identify and Assess Risk in the Supply Chain

(a) Proterra requires Suppliers to provide certain Conflict Minerals sourcing information by completing the CMRT. The CMRT is designed to provide Proterra with sufficient information regarding the Supplier’s sourcing of Conflict Minerals.

(b) Suppliers may also be requested to provide Conflict Minerals information about their sub-suppliers.

(c) Proterra evaluates the information provided by Suppliers for potential red flag indicators defined in OECD Guidance and other risks.

Step #3: Design and Implement a Strategy to Respond to Identified Risks

(a) If a Supplier reports that it sources Conflict Minerals from a smelter or refiner that is not yet active or conformant, Proterra requests that the Supplier encourage any such entity to participate in a responsible minerals assurance program such as RMI’s Responsible Minerals Assurance Process (“RMAP”).

(b) If, on the basis of red flags that are identified as a result of the Supplier’s data or information from other sources, Proterra determines that there is a reasonable risk the Supplier is sourcing Conflict Minerals that are financing or benefiting armed groups, Proterra designs and implements a strategy to engage with that Supplier, which may include awareness training on responsible supply chain sourcing, alternative sourcing of certain upstream suppliers, and/or enforcement of the Conflict Minerals Policy or other applicable contractual provisions.

(c) As part of Proterra’s review of compliance activities, Proterra will assess its processes in order to determine whether additional actions are required in the future.

Step #4: Carry Out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain
    In accordance with the OECD Guidance, we monitor industry actions and the results of independent third-party audits of the due diligence performed by smelters and refiners. Given the nature of our business and the current lack of transparency in Proterra’s global supply chain, including the fact that Proterra does not have a direct relationship with the smelters and refiners that process the necessary Conflict Minerals present in the Covered Products, Proterra is not in a position to conduct its own audits of smelters and refiners and, therefore, must rely on third-party organizations, such as RMI, to conduct independent audits of smelters and refiners.
Step #5: Report on Supply Chain Due Diligence
In Attachment A to this Report, Proterra reports a list of countries of origin for the necessary Conflict Minerals believed to be part of Proterra’s supply chain, which were identified by reviewing the Supplier survey responses.
The content of any website referenced in this Report is included for general information only and is not incorporated by reference into this Report.
IV.Due Diligence Measures Performed by Proterra
During the Reporting Period, Proterra collected CMRT information from its Suppliers, and reported the survey results from the responding Suppliers to the applicable internal Proterra departments.
Following the RCOI, and based on the due diligence measures described in this Report, including certifications received from certain Suppliers, Proterra has concluded in good faith that during the Reporting Period:

•Proterra manufactured Covered Products as to which Conflict Minerals are necessary to the functionality or production of such Products.

•Proterra knows or has reason to believe that a portion of the necessary Conflict Minerals contained in the Covered Products originated or may have originated in the Covered Countries and may not be solely from recycled or scrap sources.

V.Efforts to Determine the Mine or Location of Origin with Greatest Possible Specificity
Due to Proterra’s manufacturing and supply chain, Proterra’s due diligence measures can provide only reasonable, not absolute, assurance regarding the source and chain of custody of the necessary Conflict Minerals in its Covered Products. Proterra’s efforts to determine the mine or location of origin with the greatest possible specificity consisted of the due diligence measures described in this Report. As indicated above, Proterra does not have a direct relationship with the smelters and refiners that process the necessary Conflict Minerals present in its Covered Products, and therefore Proterra possesses no independent means of determining the source and origin of Conflict Minerals processed by smelters or refiners. Therefore, Proterra must rely on the information provided by its Suppliers through the CMRT, and information available from third-party organizations such as RMI. Such sources of information may yield inaccurate or incomplete information and other irregularities.
Proterra expects to take the following steps, among others, to continue its due diligence measures and to further mitigate the risk that any Conflict Minerals necessary to the functionality of any of its Covered Products finance or benefit armed groups in the Covered Countries:
•evaluate the steps it takes to improve its due diligence process by considering measures aimed at increasing Supplier responses to its RCOI in terms of accuracy, timeliness and completeness;

•encourage Suppliers to respond to the RMI’s survey and begin and/or complete the RMI certification;

•endeavor to incorporate Conflict Minerals compliance language into its supplier contracts as they are entered into or renewed;

•encourage Suppliers to use sources of Conflict Minerals that are certified as conformant to independent third-party audit programs such as RMAP; and

•engage in industry initiatives encouraging “conflict-free” supply chains.

VI.Smelters and Refiners Identified
Attachment A to this Report is a list of countries of origin for the necessary Conflict Minerals believed to be part of Proterra’s supply chain, which were identified by reviewing the Supplier survey responses. Proterra does not have sufficient information to conclusively determine all countries of origin of the necessary Conflict Minerals in its Covered Products due to factors beyond Proterra’s control, including limitations of third-party sources of information and assessment programs.
FORWARD-LOOKING STATEMENTS

    This Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements generally relate to, without limitation, risks and uncertainties associated with the Proterra’s reliance on its supply chain to provide accurate, complete and timely information on necessary Conflict Minerals as well as the country of origin of such Conflict Minerals; inadequate Supplier education and knowledge; limitations on the ability or willingness of Suppliers to provide more accurate, complete and detailed information and limitations on Proterra’s ability to verify the accuracy or completeness of any supply chain information provided by Suppliers, third-party audit programs or others, including Proterra’s ability to rely on RMI to conduct independent audits of smelters and refiners; Proterra’s review of Conflict Mineral compliance activity, including any known or reasonably suspected compliance violations; the impact of any statutory or regulatory changes; Proterra’s ability to executive activities that will enhance its due diligence measures; Proterra’s ability to engage Suppliers to respond to RMI’s survey and begin and/or complete RMI certification; Proterra’s ability to amend supplier contracts, as necessary, to incorporate appropriate compliance language; and progress of industry and other supply chain transparency and smelter or refiner validation programs for conflict minerals (including the possibility of inaccurate or incomplete information and other irregularities). Forward-looking statements are predictions, projections, expectations and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this Report, including risks and uncertainties set forth in the sections entitled “Risk Factors” in Proterra’s Quarterly Report for the period ended March 31, 2023 filed with the SEC on May 10, 2023 and Proterra’s future filings with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The forward-looking statements included in this Report speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Proterra assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Proterra does not give any assurance that it will achieve its expectations.

Attachment A
    Based on the information available from RMI and other third-party organizations, Proterra believes that the countries of origin of the necessary Conflict Minerals in its supply chain may include, but are not limited to, the following:

Andorra
Australia
Austria
Belgium
Bolivia (Plurinational State of)
Brazil
Canada
Chile
China
Colombia
Czechia
Czech Republic
Estonia
France
Germany
Ghana
Hong Kong
India
Indonesia
Italy
Japan
Kazakhstan
Republic of Korea
Kyrgyzstan
Lithuania

Macedonia, The Former Yugoslav Republic Of
Malaysia
Mauritania
Mexico
Myanmar
Netherlands
New Zealand
North Macedonia, Republic Of
Norway
Peru
Philippines
Poland
Russian Federation
Rwanda
Saudi Arabia
Singapore
South Africa
Spain
Sudan
Sweden
Switzerland
Taiwan, Province of China
Thailand
Turkey
Uganda
United Arab Emirates
United Kingdom of Great Britain and Northern Ireland
United State of America
Uzbekistan
Vietnam

Zambia
Zimbabwe